Exhibit 99.1
EXECUTION COPY
ASSET PURCHASE AGREEMENT
among
EMERIL’S FOOD OF LOVE PRODUCTIONS, L.L.C.,
EMERILS.COM, LLC
and
EMERIL J. LAGASSE, III,
as the Sellers,
and
MARTHA STEWART LIVING OMNIMEDIA, INC.
and
MSLO SHARED IP SUB LLC,
as the Buyers
Dated as of February 18, 2008

i

TABLE OF CONTENTS
(Continued)

ii

TABLE OF CONTENTS
(Continued)

Exhibit A	Form of Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Copyright Assignment
Exhibit D	Form of Lagasse Employment Agreement
Exhibit E	Form of Cruz Employment Agreement
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Publicity Rights License Agreement
Exhibit H	Form of Registration Rights Agreement
Exhibit I	Forms of Trademark Assignments
Exhibit J	Form of Trademark License Agreement
Exhibit K	Form of Opinion of Lowe, Stein, Hoffman, Allweiss & Hauver, L.L.P.
iii

ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 18, 2008 (the “Effective Date”), among EMERIL’S FOOD OF LOVE PRODUCTIONS, L.L.C., a Louisiana limited liability company (“Food of Love”), EMERILS.COM, LLC, a Louisiana limited liability company (“emerils.com”), and Emeril J. Lagasse, III (“Lagasse” and together with Food of Love and emerils.com, the “Sellers”, and each individually, a “Seller”), on the one hand, and MARTHA STEWART LIVING OMNIMEDIA, INC., a Delaware corporation (“MSLO”), and MSLO SHARED IP SUB LLC, a Delaware limited liability company and wholly-owned subsidiary of MSLO (the “Shared IP Sub” and together with MSLO, the “Buyers”, and each individually, a “Buyer”), on the other hand.
RECITALS
     A. Lagasse is recognized and widely known throughout the world as a premier chef.
     B. Lagasse and the other Sellers are engaged in, among other things, the business of licensing, marketing, distributing and selling products and services related to Lagasse and his persona, identity and professional services in various forms and media throughout the world (the “Business”; provided, however, that the term “Business” expressly shall exclude the Restaurant Business).
     C. The Sellers wish to sell to the Buyers, and the Buyers wish to purchase from the Sellers, the Business, and in connection therewith the Buyers are willing to assume certain specified liabilities and obligations of the Sellers relating thereto, all upon the terms and subject to the conditions set forth herein.
     D. In connection with the transactions contemplated hereby and by the Ancillary Agreements, MSLO also wishes to enter into an employment agreement with Lagasse, and Lagasse wishes to enter into such an agreement.
AGREEMENT
     In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Certain Defined Terms. For purposes of this Agreement:
          “Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority.
          “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

          “Ancillary Agreements” means the Trademark License Agreement, the Publicity Rights License Agreement, the Employment Agreements, the Escrow Agreement, the Registration Rights Agreement, the IP Assignments, the Bill of Sale and the Assumption Agreement.
          “Assumption Agreement” means an instrument of assignment and assumption pursuant to which the Sellers shall assign to the Buyers and the Buyers shall assume all of the liabilities held by the Sellers as of the Closing Date that are included in the Assumed Liabilities, in the form attached hereto as Exhibit A.
          “B&G Amendment” means the amendment entered into between Food of Love and B&G Foods, Inc. (“B&G”), in form reasonably satisfactory to the Buyers, amending the Agreement, dated as of June 9, 2000, between Food of Love and B&G (the “B&G Agreement”) to provide that after the Closing, (i) B&G shall pay directly to Shep Gordon (“Gordon”) all amounts payable to Gordon pursuant to Section 5 of the Agreement, dated as of August 3, 2000, among Gordon, Alive Culinary Resources (“Alive”), Lagasse and Food of Love (the “Gordon Agreement”) and (ii) B&G shall cease the use of any Intellectual Property that is not Business Intellectual Property.
          “Bill of Sale” means a bill of sale and assignment transferring to MSLO all of the Transferred Assets (other than any Marks that are included in the Shared Intellectual Property), in the form attached hereto as Exhibit B.
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.
          “Business Products” means any products or services using or exploiting the Business Intellectual Property (or derivatives thereof) or the Lagasse Publicity Rights.
          “Class A Common Stock” means the Class A Common Stock of MSLO, par value $0.01 per share.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.
          “Copyright Assignment” means the assignment transferring to MSLO all of the Business Registered Copyrights owned or held by the Sellers as of the Closing Date, in the form attached hereto as Exhibit C.
          “Employee Plans” means all “employee benefit plans” within the meaning of Section 3(3) of ERISA, all formal written plans and all other compensation and benefit plans, contracts, policies, programs and arrangements of the Sellers (other than routine administrative procedures) in effect as of the date hereof, including all pension, profit sharing, savings and thrift, bonus, stock bonus, stock option or other cash or equity-based incentive or deferred compensation, severance pay and medical and life insurance plans in which any employees of the Sellers or their dependents participate.
          “Employment Agreements” means the employment agreement between Lagasse and MSLO, in the form attached hereto as Exhibit D (the “Lagasse Employment Agreement”), and the employment agreement between Anthony Cruz and MSLO, in the form attached hereto as Exhibit E.
          “Environmental Laws” means any Laws of any Governmental Authority relating to pollution or protection of the environment.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Escrow Agreement” means the escrow agreement among the Sellers, the Buyers and the Escrow Agent, in the form attached hereto as Exhibit F or such other form as may be mutually agreed upon among the Sellers, the Buyers and the Escrow Agent.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “GAAP” means United States generally accepted accounting principles.
          “Gordon Amendment and Release Agreement” means the amendment and release agreement entered into between Gordon, Alive, Lagasse and Food of Love, in form reasonably satisfactory to the Buyers, (i) amending the Gordon Agreement to provide that after the Closing, any payments made in connection with the B&G Agreement shall be made directly to Gordon by B&G, and Gordon shall not seek to collect any such payments from the Sellers, the Buyers or any of their Affiliates and (ii) providing a full and unconditional release by Gordon of any and all claims against the Buyers or any of their respective Affiliates, the Business and the Transferred Assets arising out of or relating to the B&G Agreement, the Gordon Agreement or any other agreements or arrangements among Gordon, Alive and/or any of the Sellers.
          “Governmental Authority” means any United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.
          “Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), trade dress and similar rights and applications to register any of the foregoing (collectively, “Marks”); (ii) Internet domain names and other Internet addresses (collectively, “Domain Names”); (iii) patents and patent applications and rights in respect of utility models or industrial designs (collectively, “Patents”); (iv) copyrights and registrations and applications therefor (collectively, “Copyrights”); (v) know-how, recipe databases, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, in each case that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”); and (vi) publicity rights and any other intellectual or industrial property rights of any kind or nature that do not comprise Marks, Domain Names, Patents, Copyrights or Trade Secrets.
          “IP Assignments” means the Copyright Assignment and the Trademark Assignments.
          “IRS” means the Internal Revenue Service of the United States.
          “Lagasse Publicity Rights” means the name, image, likeness, voice, personal history and other aspects of the persona and identity of Lagasse.
          “Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.
          “Passive Investments” means any passive, non-managerial and non-operating investment in the securities or ownership interests of any Person; provided, however, that the term “Passive Investment” shall not include (i) if such Person is an entity that is publicly-traded on a principal national securities exchange, any investment that confers on the holder of such investment more than 2% of the voting power or equity or ownership interest of such Person and (ii) any investment that would otherwise constitute a breach under Sections 5.8 or 5.9 of this Agreement.
          “Permitted Activities” or “Permitted Activity” means the following activities: (i) the Restaurant Business, (ii) any charitable events or activities relating to The Emeril Lagasse Foundation and participation in charitable events and service on the boards of directors of other charitable organizations, (iii) the making of real estate investments and Passive Investments, (iv) the Resale Business and (v) personal, non-commercial activities of Lagasse; provided, that, during the Relationship Period, if any or all of the Restaurant Business is conducted in a manner that involves moral turpitude or illegal behavior (other than incidental and non-continuing illegal behavior), then the Restaurant Business or portion thereof, as applicable, shall not constitute a Permitted Activity.
          “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
          “Post-Closing Royalties” means, with respect to any Contract for which there is a Straddle Sales Period, including, but not limited to, television-related Contracts, the product obtained by multiplying (i) the Total Royalty Amount with respect to such Contract by (ii) a fraction, (A) the numerator of which is the number of calendar days between the Closing Date, exclusive, and the last calendar day of the Straddle Sales Period, inclusive, and (B) the denominator of which is the number of calendar days in the Straddle Sales Period.
          “Pre-Closing Royalties” means, with respect to any Contract for which there is a Straddle Sales Period, including, but not limited to, television-related Contracts, the product obtained by multiplying (i) the Total Royalty Amount with respect to such Contract by (ii) a fraction, (A) the numerator of which is the number of calendar days between the first calendar day of the Straddle Sales Period, inclusive, and the Closing Date, inclusive, and (B) the denominator of which is the number of calendar days in the Straddle Sales Period.
          “Publicity Rights License Agreement” means that Publicity Rights License Agreement among Lagasse and the Buyers, in the form attached hereto as Exhibit G.
          “Real Property” means all real property, leaseholds and other interests in real property and all right, title and interest in and to all structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances relating to the foregoing.
          “Registration Rights Agreement” means the registration rights agreement among the Sellers and MSLO providing for certain registration rights with respect to any MSLO Shares received as part of the Contingent Payments, in the form attached hereto as Exhibit H.
          “Relationship Period” means the period from and after the Closing Date through (i) the 13th anniversary of the Closing Date in the event that, prior to the 10th anniversary of the Closing Date, Lagasse’s employment pursuant to the Lagasse Employment Agreement is terminated for any reason other than (A) by MSLO without Cause (as defined in the Lagasse Employment Agreement) or (B) by Lagasse with Good Reason (as defined in the Lagasse Employment Agreement) or (ii) three years after the end of the Employment Term (as defined in the Lagasse Employment Agreement) in any other circumstance.
          “Relationship Period Business” means the Business as conducted at any time during the Relationship Period, including any business activities of the Buyers or any of their Affiliates during the Relationship Period relating to the licensing, marketing, distributing and selling of Business Products, as such activities evolve or expand during (but not after) the Relationship Period.
          “Representatives” means, with respect to any Person, the officers, directors, employees, agents, accountants, advisors, bankers and other representatives of such Person.
          “Resale Business” means the business conducted by the Sellers, which business is conducted solely through websites owned and operated by the Sellers or on the premises of the headquarters of Emeril’s Homebase, LLC (“Homebase”), relating exclusively to the resale of Business Products that are purchased by a Seller from a licensee of Business Intellectual Property or Lagasse Publicity Rights that is obligated (i) under a Contract being assigned to and assumed by the Buyers at the Closing to pay royalties to such Seller in respect of such purchase (and which royalties will be payable to the Buyers following the Closing) or (ii) under a written agreement that Buyers or any of their Affiliates enter into following the Closing to pay royalties to the Buyers or such Affiliate in respect of such purchase; provided such purchase and resale by such Seller is not prohibited under the terms and provisions of any such Contract or any current or future agreements or arrangements of the Relationship Period Business, the Buyers or any of their Affiliates; and provided, further, that the Sellers acknowledge and agree that nothing in this definition of Resale Business shall create any separate or additional rights in the Sellers under any such Contract, agreements or arrangements or any obligation of the Buyers or any of their Affiliates with respect thereto, including with respect to any provisions therein that, directly or indirectly, limit or restrict the resale or distribution of such products, and, for the avoidance of doubt, the Buyers and their respective Affiliates expressly shall be permitted to, in their sole and absolute discretion, enter into agreements or arrangements related to the use or exploitation of Business Products, which agreements would, absent the consent of the counterparty(ies) to such agreements, prohibit parties other than such counterparty(ies) from distributing or reselling such Business Products.
          “Restaurant Business” means (i) the restaurant business and similar businesses which are open to the general public and sell perishable prepared food for consumption on or off the premises, including, but not limited to, fine dining restaurants, coffee shops, fast food restaurants, kiosks and family style restaurants, and (ii) any activities or businesses exclusively related thereto, and in each case, which use or exploit the Shared Intellectual Property or the Lagasse Publicity Rights; provided that for the avoidance of doubt, (1) the marketing and sale on the premises of such restaurants or similar businesses described in clause (i) above or on the Internet of any merchandise related exclusively to such restaurants or similar businesses described in clause (i) above and (2) the catering business solely to the extent such business is conducted on a localized basis, shall each be included in this definition of Restaurant Business.
          “Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.
          “SEC” means the United States Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Shared Intellectual Property” means all Business Intellectual Property (as hereinafter defined) used or held for use in both the Business and the Restaurant Business, as listed in Schedule 1.1 of the Disclosure Schedules.
          “Straddle Sales Period” means, with respect to any Contract pursuant to which the counterparty under the Contract has agreed to make certain minimum guaranteed payments in respect of a period of time that commences on or prior to the Closing Date and ends after the Closing Date, including, but not limited to, television-related Contracts, such period of time.
          “Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority.
          “Total Royalty Amount” means, with respect to any Contract for which there is a Straddle Sales Period, including, but not limited to, television-related Contracts, the aggregate amount of all payments due or paid (whenever paid) to both the Sellers and the Buyers under such Contract, whether as a minimum guaranteed payment or otherwise, with respect to such Straddle Sales Period only.
          “Trademark Assignments” means (i) the assignment transferring to MSLO all of the Business Registered Marks (other than any Business Registered Marks that are included in the Shared Intellectual Property) owned or held by the Sellers as of the Closing Date and (ii) the assignment transferring to the Shared IP Sub all of the Business Registered Marks constituting

Shared Intellectual Property owned or held by the Sellers as of the Closing Date, each in the respective forms attached hereto as Exhibit I.
          “Trademark License Agreement” means that Trademark License Agreement between Food of Love and the Shared IP Sub, in the form attached hereto as Exhibit J.
          “Unearned Advance” means, with respect to any Contract for which there is no Straddle Sales Period and in connection with which any Seller has received an advance of royalties prior to the Closing, the amount of such advance that remains unearned at the Closing.
          “William Morris Amendment and Release Agreement” means the amendment and release agreement entered into among the William Morris Agency, Inc. (“William Morris”), Jim Griffin and the Sellers, in form reasonably satisfactory to the Buyers, (i) terminating any and all agreements and arrangements by or among any Seller, William Morris and/or Jim Griffin, including, but not limited to, the General Services Agreement, SAG Television Motion Picture Agency Contract, SAG Theatrical Motion Picture Agency Contract, Actor’s Equity Association Exclusive Management Contract, Standard AFTRA Exclusive Agency Contract, General Materials and Packages Agreement and Deferment Agreement, each dated as of March 8, 1999 and between William Morris and Lagasse (all such agreements and arrangements collectively, the “William Morris Agreements”), and any and all rights of William Morris or Jim Griffin thereunder, except with respect to the payment of commissions in connection with any amounts received by the Buyers after the Closing Date pursuant to any agreements or arrangements for the services of Lagasse entered into or in negotiation on or prior to the Closing Date relating to the fields of radio and television, including commercials, which shall continue after the Closing, and (ii) providing a full and unconditional release by William Morris and Jim Griffin of any and all claims against the Buyers, the Business and the Transferred Assets arising out of or relating to any of the William Morris Agreements, including, but not limited to, any claims for commissions arising from any Contracts (whether currently existing or in the process of negotiation) in the licensing, publishing and endorsement categories (the “Licensing Commissions”), other than claims relating to any liabilities and obligations of the Sellers for the payment of commissions in connection with any amounts received by the Buyers after the Closing Date pursuant to any agreements or arrangements for the services of Lagasse entered into or in negotiation on or prior to the Closing Date relating to the fields of radio and television, including commercials, which liabilities and obligations shall be Assumed Liabilities, and (iii) providing for payment by the Sellers to William Morris and Anthony Cruz of the amounts specified therein in release of all claims for any Licensing Commissions.
     Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Additional Contingent Payment	Section 2.8(a)
Adjustment Period	Section 2.8(a)
Advance Notice	Section 5.12
Agreement	Preamble
Alive	Section 1.1
Allocation Statement	Section 2.10

Definition	Location
Assumed Liabilities	Section 2.3
Average EBITDA	Section 2.8(a)
B&G	Section 1.1
B&G Agreement	Section 1.1
Base Contingent Payment	Section 2.8(a)
Business	Recitals
Business Domain Names	Section 3.11(a)
Business Intellectual Property	Section 2.1(b)
Business Mark	Section 3.11(b)
Business Registered Copyrights	Section 3.11(a)
Business Registered IP	Section 3.11(a)
Business Registered Marks	Section 3.11(a)
Business Websites	Section 5.5(d)
Buyer	Preamble
Buyer Indemnified Parties	Section 8.2
Buyer Indemnified Party	Section 8.2
Buyers	Preamble
Buyers Core Representations	Section 8.1
Cash Portion	Section 2.8(a)
Certificate of Formation	Section 5.5(a)
Closing	Section 2.7(a)
Closing Date	Section 2.7(a)
Company SEC Documents	Section 4.6
Competitive Activity	Section 5.8
Confidentiality Agreement	Section 5.7
Contingent Payments	Section 2.8(a)
Contracts	Section 2.1(a)
Copyrights	Section 1.1
Disclosure Schedules	Article III
dollars, $, US$	Section 10.12
Domain Names	Section 1.1
EBITDA Dispute Resolution Costs	Section 2.8(b)
Effective Date	Preamble
emerils.com	Preamble
Escrow Agent	Section 2.7(b)
Escrow Amount	Section 2.7(b)
Escrow Fund	Section 2.7(b)
Excluded Assets	Section 2.2
Excluded Liabilities	Section 2.4
Financial Statements	Section 3.5
Food Network	Section 7.3(e)
Food of Love	Preamble
Gordon	Section 1.1
Gordon Agreement	Section 1.1
Homebase	Section 1.1

Definition	Location
HSR Act	Section 3.3(b)
Inbound License Agreements	Section 3.11(g)
Indemnified Party	Section 8.4(a)
Indemnifying Party	Section 8.4(a)
Independent Determination	Section 2.8(b)
Interim Financial Statements	Section 3.5
Inventory	Section 2.2(f)
Key Man Policy	Section 5.14
Lagasse	Preamble
Lagasse Employment Agreement	Section 1.1
Lasher Agency	Section 3.17
Licensing Commissions	Section 1.1
Losses	Section 8.2
Marks	Section 1.1
Material Contracts	Section 3.13(a)
MSLO	Preamble
MSLO Shares	Section 2.8(a)
NBC Agreement	Section 3.18
New William Morris Agreement	Section 7.2(c)
Noncompete Period	Section 5.8
Operating Agreement	Section 5.5(a)
Outbound License Agreements	Section 3.11(g)
Patents	Section 1.1
Personal Element	Section 3.11(j)
Proposed Calculation	Section 2.8(b)
Purchase Price	Section 2.6
PwC	Section 2.8(b)
Receivables	Section 2.1(f)
Related Party	Section 3.15
Required Consents	Article III
Royalty Notice	Section 5.12
Royalty Statements	Section 5.12
Seller	Preamble
Seller Abandoned Mark	Section 5.5(c)
Seller Indemnified Parties	Section 8.3
Seller Indemnified Party	Section 8.3
Sellers	Preamble
Sellers Core Representations	Section 8.1
Shared IP Sub	Preamble
Termination Date	Section 9.1(b)
Third Party Claim	Section 8.4(a)
Threshold	Section 2.8(a)
Trade Secrets	Section 1.1
Transferred Assets	Section 2.1
Unique Identifying Number	Section 3.11(j)

Definition	Location
User Data	Section 3.11(j)
William Morris	Section 1.1
William Morris Agreements	Section 1.1
ARTICLE II
PURCHASE AND SALE
     Section 2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver to MSLO (except as otherwise set forth in the proviso to Section 2.1(b) below with respect to the Marks that are included in the Shared Intellectual Property) all of the Sellers’ right, title and interest as of the Closing Date in and to the Transferred Assets, and MSLO shall purchase, acquire, accept and pay for the Transferred Assets and assume the Assumed Liabilities. “Transferred Assets” shall mean all of the Sellers’ right, title and interest in and to all of the assets, properties and rights (wherever located), whether tangible or intangible, absolute or contingent, used or held for use in the Business (other than the Excluded Assets), as they exist at the time of the Closing, including, without limitation, the assets, properties and rights referred to below:
          (a) except as otherwise provided in Section 2.2(p), all contracts and agreements to which any of the Sellers are a party or by which any of the Sellers are bound that arise out of the operation of the Business, including all Material Contracts (the “Contracts”); provided that with respect to any Contract for the provision of personal services, MSLO may elect to have the Sellers assign their rights to receive payment thereunder and to enforce any of Sellers’ rights thereunder pursuant to Section 2.1(h) below, in lieu of assuming such Contract;
          (b) subject to Section 5.6, all Intellectual Property owned by the Sellers and used or held for use in the Business, regardless of whether such Intellectual Property is listed on any Disclosure Schedule, including (i) the Intellectual Property listed in Schedule 2.1(b) of the Disclosure Schedules, (ii) the domain name “emerils.com” and any rights that the Sellers may acquire with respect to the domain name “emeril.com” after the date hereof and (iii) subject to Section 5.6, any recipe databases and other website content contained on the “emerils.com” website, other than website content exclusively related to the Restaurant Business (the “Business Intellectual Property”); provided, however, that the Sellers shall sell, assign, transfer, convey and deliver to the Shared IP Sub all of the Marks that are included in the Shared Intellectual Property;
          (c) subject to Section 5.2(b), all works of authorship and other subject matter that embody any Business Intellectual Property or that otherwise relate to or arise out of the Business, including all documentation, brochures, manuals, databases, software and other materials, whether in tangible or electronic form, that are used or held for use in the Business, and any such works currently in progress;
          (d) subject to Section 5.2(b), all books of account, general, financial, accounting and personnel records, files, invoices, distribution lists, billing records, sales and promotional literature, manuals and correspondence owned by the Sellers relating to the Business;
          (e) all credits, prepaid expenses and security deposits relating to the Business;
          (f) any accounts receivable, notes receivable and other receivables, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto (collectively, the “Receivables”), arising out of or relating to goods sold or services rendered in connection with the Relationship Period Business after the Closing, other than any Pre-Closing Royalties;
          (g) all Post-Closing Royalties;
          (h) except as otherwise provided in Section 2.2(n), all claims, causes of action, rights of recovery and rights of set-off against any Person arising from or related to the Business, the Transferred Assets or the Assumed Liabilities, including: (i) except as otherwise provided in Section 2.2(n)(i), all rights arising under any Contract, including all rights to receive payment for products sold and services rendered thereunder (including royalties other than Pre-Closing Royalties), to receive goods and services thereunder, to assert claims and to take other rightful actions in respect of breaches, defaults and other violations thereof; (ii) all rights under or in respect of any Business Intellectual Property, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the Laws of any jurisdiction; and (iii) except as otherwise provided in Section 2.2(n)(ii), all rights under all guarantees, warranties, indemnities and insurance policies arising from or related to the Business, the Transferred Assets or the Assumed Liabilities; and
          (i) all goodwill relating to any of the foregoing.
     Section 2.2 Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, the Sellers are not selling, and the Buyers are not purchasing the following assets of the Sellers, all of which shall be retained by the Sellers (collectively, the “Excluded Assets”):
          (a) all assets used or held for use exclusively in the Restaurant Business, including any website content contained on emerils.com exclusively related to the Restaurant Business and any Intellectual Property exclusively related to the Restaurant Business;
          (b) all of the Sellers’ cash and cash equivalents;
          (c) all Receivables arising out of or relating to goods sold or services rendered in connection with the Business on or prior to the Closing, other than the Receivables referenced in Section 2.1(f) and any Post-Closing Royalties, and subject to the requirements set forth in Section 5.13(c);
          (d) all Pre-Closing Royalties;
          (e) all machinery, equipment, furniture, furnishings, parts, spare parts, vehicles and other tangible personal property, including Emeril Air and any equipment used in the test kitchen of Homebase, owned by the Sellers, other than as set forth in Sections 2.1(c) and (d), as applicable;
          (f) all raw materials, work-in-progress, finished goods, supplies, packaging materials and other inventories (“Inventory”) owned by emerils.com, other than as set forth in Sections 2.1(c) and (d), as applicable;
          (g) the Sellers’ books and records of internal proceedings, Tax records, work papers and books and records that the Sellers are required by Law to retain; provided, however, that to the extent such books and records relate to the Business, the Sellers shall deliver to the Buyers a copy of such books and records prior to the Closing Date;
          (h) all of the Sellers’ bank accounts and investment accounts;
          (i) all accounting records (including records relating to Taxes) and internal reports relating to the business activities of the Sellers that are not Transferred Assets;
          (j) any interest in or right to any refund of Taxes relating to the Business, the Transferred Assets or the Assumed Liabilities for, or applicable to, any taxable period (or portion thereof) ending on or prior to the Closing Date;
          (k) except as otherwise provided in Section 2.1(h), any insurance policies of the Sellers;
          (l) all rights, claims and causes of action relating to any Excluded Asset or any Excluded Liability;
          (m) the Lagasse Publicity Rights;
          (n) all claims, causes of action, rights of recovery and rights of set-off against any Person (i) arising on or prior to the Closing that relate to the Sellers’ rights under any Contract, including all rights to receive payment for products sold and services rendered thereunder (including royalties other than Post-Closing Royalties), to receive goods and services thereunder, to assert claims and to take other rightful actions in respect of breaches, defaults and other violations thereof and (ii) under any guarantees, warranties, indemnities and insurance policies arising from or related to the Business, the Transferred Assets or the Assumed Liabilities to the extent relating to any liabilities in respect of products of the Business (including products sold by any licensee under the Contracts) resulting from occurrences on or prior to the date that is 30 days after the Closing Date;
          (o) any tickets to the New Orleans Saints football games or the New Orleans Hornets basketball games owned by any of the Sellers;
          (p) any contract or agreement relating to the lease of a Superdome luxury suite to which any of the Sellers is a party; and
          (q) all rights of the Sellers under this Agreement and the Ancillary Agreements.

     Section 2.3 Assumed Liabilities. In connection with the purchase and sale of the Transferred Assets pursuant to this Agreement, at the Closing, the Buyers shall assume and pay, discharge, perform or otherwise satisfy only the following liabilities and obligations of the Sellers relating to the Business (the “Assumed Liabilities”):
          (a) all liabilities accruing, arising out of or relating to the conduct or operation of the Business or the ownership or use of the Transferred Assets after the Closing Date, except as otherwise provided in Section 2.4(d);
          (b) all liabilities in respect of products of the Business (including products sold by any licensee under the Contracts) resulting from occurrences more than 30 days after the Closing Date, including product liability and negligence claims;
          (c) all liabilities of the Sellers under the Contracts to be performed after, or in respect of periods following, the Closing Date, other than (i) any liabilities or obligations arising out of acts or omissions occurring on or prior to the Closing Date (whether or not any claim has been brought) and (ii) any liabilities under the Contracts arising out of acts or omissions of Lagasse, to the extent such acts or omissions constitute a breach of any covenant or agreement contained in this Agreement or any Ancillary Agreement; and
          (d) all liabilities of the Sellers under the William Morris Agreements for the payment of commissions in connection with any amounts received by the Buyers after the Closing Date pursuant to any agreements or arrangements for the services of Lagasse entered into or in negotiation on or prior to the Closing Date relating to the fields of radio and television, including commercials.
     Section 2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, the Buyers are not assuming and the Sellers shall pay, perform or otherwise satisfy, all liabilities other than the Assumed Liabilities (the “Excluded Liabilities”), including the following:
          (a) all liabilities accruing, arising out of or relating to the conduct or operation of the Business or the ownership or use of the Transferred Assets on or prior to the Closing Date;
          (b) all liabilities in respect of products of the Business (including products sold by any licensee under the Contracts) resulting from occurrences on or prior to the date that is 30 days after the Closing Date, including product liability and negligence claims;
          (c) all Taxes arising from or with respect to the Transferred Assets or the operation of the Business that are incurred in or attributable to any period, or any portion of any period, ending on or prior to the Closing Date;
          (d) all liabilities under the Contracts (i) to be performed on or prior to, or in respect of periods on or prior to, the Closing Date or (ii) arising out of acts or omissions of Lagasse after the Closing Date to the extent such acts or omissions constitute a breach of any covenant or agreement contained in this Agreement or any Ancillary Agreement;

          (e) any liability pursuant to any Environmental Law arising from or relating to any action, event, circumstance or condition occurring or existing on or prior to the Closing Date;
          (f) any liability arising in respect of or relating to any Person employed by the Sellers, including any liabilities arising out of or relating to any Employee Plans;
          (g) except as otherwise provided in Section 2.3(d), any liability with respect to any agent or other Representative of the Sellers or the Business arising out of services performed on or prior to the Closing Date, including any liability relating to William Morris under the William Morris Agreements;
          (h) any indebtedness for borrowed money or guarantees of the Sellers thereof outstanding as of the Closing Date;
          (i) any liability arising in respect of or relating to any accounts payable or accrued expenses of the Sellers with respect to the Business arising out of or relating to goods sold or services rendered to the Sellers on or prior to the Closing Date;
          (j) any liability relating to any third party infringement claims associated with the use of the slogan “It’s a Beautiful Thing”; and
          (k) any liability or obligation relating to an Excluded Asset, including any liability or obligation relating to or arising out of the Receivables, other than Receivables which constitute Transferred Assets pursuant to Section 2.1(f) and any Post-Closing Royalties.
     Section 2.5 Consents to Certain Assignments. Nothing in this Agreement or the Ancillary Agreements shall be construed as an agreement to assign any Contract or other Transferred Asset that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a third party or Governmental Authority unless and until such consent or waiver shall be given. The Sellers shall use their commercially reasonable efforts, and the Buyers shall cooperate reasonably with the Sellers, to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the Ancillary Agreements and to obtain any other consents and waivers necessary to convey to the Buyers all of the Transferred Assets. If the Sellers fail to obtain any of the Required Consents on or prior to the Closing, and the Buyers consummate the transactions contemplated hereby, the Buyers shall be deemed to have waived any claim to indemnification under Article VIII based upon the failure to obtain such Required Consent on or prior to the Closing. In the event any such consents or waivers are not obtained prior to the Closing Date, the Sellers shall continue to use their commercially reasonable efforts to obtain the relevant consents or waivers after the Closing Date, and the Sellers will cooperate with the Buyers in any lawful and economically feasible arrangement to provide that the Buyers shall receive the interest of the Sellers in the benefits under any such Contract or other Transferred Asset, including performance by the Sellers, if economically feasible, as agent; provided that the Buyers shall pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyers would have been responsible therefor hereunder if such consents or waivers had been obtained. Nothing in this Section 2.5 shall affect the Buyers’ right to terminate this Agreement under Section 9.1 or affect the Buyers’ conditions to Closing under Section 7.3(c) in the event that any consent or waiver as described herein is not obtained.
     Section 2.6 Consideration. In full consideration for the sale, assignment, transfer, conveyance and delivery of (a) the Transferred Assets (other than the Marks included in the Shared Intellectual Property) to MSLO and (b) the Marks included in the Shared Intellectual Property to the Shared IP Sub, the Buyers shall (x) pay to the Sellers an aggregate amount equal to $50,000,000 (the “Purchase Price”); and (y) assume the Assumed Liabilities. The Purchase Price shall be subject to adjustment as provided in Section 2.8.
     Section 2.7 Closing.
          (a) The sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, at 10:00 A.M. New York City time on April 2, 2008 or at such later date and time that is the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Sellers and the Buyers mutually may agree in writing. The Buyers and the Sellers shall provide each other with notice of the satisfaction or waiver of all such conditions and obligations as promptly as practicable thereafter; provided that the failure to provide such notice shall not affect the occurrence or determination of the Closing Date. Nothing in this Section 2.7(a) shall have any effect for purposes of determining any parties’ rights to indemnification pursuant to Article VIII. The day on which the Closing takes place is referred to as the “Closing Date”.
          (b) At the Closing, the Buyers, shall deliver (i) to the Sellers, by wire transfer to an account designated in writing by the Sellers to MSLO at least two Business Days prior to the Closing Date, an amount equal to $40,500,000 in immediately available funds in United States dollars; (ii) to the Sellers, a number of shares of Class A Common Stock equal to the quotient obtained by dividing (A) $5,000,000 by (B) the per share price equal to the average of the closing prices of Class A Common Stock reported on the New York Stock Exchange for the 10 trading days immediately prior to the Closing Date, in the form of stock certificates representing Class A Common Stock, issued in the name of Lagasse or of such other Persons as are designated by Lagasse to the Sellers in writing at least two Business Days prior to the Closing Date; and (iii) to The Bank of New York Mellon, a New York banking corporation, or such other similar institution as may be mutually acceptable to the Buyers and the Sellers (the “Escrow Agent”), by wire transfer to an account designated in writing by the Escrow Agent to MSLO at least five Business Days prior to the Closing Date, an amount equal to $4,500,000 (the “Escrow Amount”) in immediately available funds in United States dollars, to be held by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement (such amount, together with any interest earned thereon, is referred to herein as the “Escrow Fund”).
          (c) At the Closing, the Sellers shall deliver the following to the Buyers:

          (i) duly executed copies of each of the Ancillary Agreements;
          (ii) an opinion of Lowe, Stein, Hoffman, Allweiss & Hauver, L.L.P., in the form attached hereto as Exhibit K;
          (iii) certified copies of the articles of organization and operating agreements of Food of Love and emerils.com;
          (iv) certified resolutions of the sole member of each of Food of Love and emerils.com authorizing the transactions contemplated by this Agreement and the Ancillary Agreements;
          (v) a duly executed certificate of the sole member of each of Food of Love and emerils.com and Lagasse pursuant to Section 7.3(a);
          (vi) a certificate of non-foreign status of each of the Sellers in a form reasonably acceptable to the Buyers that complies with Section 1445 of the Code and the Treasury Regulations promulgated thereunder; and
          (vii) any and all other agreements, certificates, instruments and documents as may be reasonably required of the Sellers under this Agreement.
          (d) In addition to the payment of the funds specified in Section 2.7(b), at the Closing, the Buyers shall deliver the following to the Sellers:
          (i) duly executed copies of each of the Ancillary Agreements;
          (ii) certified copies of the certificate of formation and operating agreement of Shared IP Sub;
          (iii) certified resolutions of each of the Board of Directors of MSLO and the sole member of Shared IP Sub authorizing the transactions contemplated by this Agreement and the Ancillary Agreements;
          (iv) a duly executed certificate of the sole member of Shared IP Sub and an executive officer of MSLO pursuant to Section 7.2(a); and
          (v) any and all other agreements, certificates, instruments and documents as may be reasonably required of the Buyers under this Agreement.
     Section 2.8 Additional Purchase Price. As additional consideration for the Transferred Assets sold hereunder:
          (a) if the average annual EBITDA of the Relationship Period Business during the Adjustment Period (the “Average EBITDA”) is equal to or greater than $10,250,000 (the “Threshold”), the Buyers, shall pay an amount equal to $9,000,000 to the Sellers (such additional consideration, if any, the “Base Contingent Payment”). In addition to the Base Contingent Payment, if the Average EBITDA exceeds the Threshold, the Buyers, shall pay to the

Sellers four dollars for each dollar that the Average EBITDA exceeds the Threshold, (the “Additional Contingent Payment” and together with the Base Contingent Payment, the “Contingent Payments”), up to a maximum total amount for the Contingent Payments of $20,000,000 in the aggregate. Any Contingent Payments due from MSLO to the Sellers pursuant to this Section 2.8(a) shall be delivered by the Buyers, on or prior to April 15, 2013 to an account designated by the Sellers at least two Business Days prior to the date of such payment as follows: (i) the Cash Portion shall be delivered in immediately available funds in United States dollars and (ii) the MSLO Shares, if any, shall be delivered in the form of stock certificates representing Class A Common Stock, issued in the name of Lagasse or of such other Persons as are designated by Lagasse to the Sellers in writing at least two Business Days prior to the Closing Date. The Sellers shall be entitled to certain registration rights with respect to any MSLO Shares issued in connection with the Contingent Payments, as provided in the Registration Rights Agreement.
          For purposes of this Agreement:
          “Adjustment Period” means the two fiscal years ending December 31, 2012.
          “Business Expenses” means (i) all direct costs incurred by MSLO and its Affiliates in connection with the Relationship Period Business (including costs of or relating to salaries, selling expenses, supplies, independent contractors and outside professional fees (including legal, accounting and public relations fees)) and (ii) an allocated portion (which allocation shall be made in accordance with MSLO and its Affiliates’ then-current allocation methodologies) of the following expenses of MSLO and its Affiliates, which expenses are shared by the Relationship Period Business and other businesses of MSLO and its Affiliates: (A) the use of Real Property owned or leased by MSLO and its Affiliates, (B) utilities and (C) information technology services. For the avoidance of doubt, Business Expenses shall not include legal, finance, human resources and corporate communications expenses relating solely to MSLO and its Affiliates’ corporate operations or non-Relationship Period Business executive costs (for example, the salaries of the chief executive officer and chief financial officer of MSLO).
          “Cash Portion” means an amount of cash equal to a percentage of the amount of the Contingent Payments due to the Sellers, if any, that is between 60% and 100%, which percentage shall be specified to the Sellers by MSLO.
          “EBITDA” means net income before interest, taxes, depreciation, amortization and non-cash equity compensation. For purposes of this definition of EBITDA, net income means the revenues generated by MSLO and its Affiliates directly from the Relationship Period Business less the Business Expenses.
          “MSLO Shares” means a number of shares of Class A Common Stock equal to the quotient obtained by dividing (i) the amount by which the Contingent Payments due to the Sellers, if any, exceeds the Cash Portion by (ii) the per share price equal to the average of the closing prices of Class A Common Stock reported on the New York Stock Exchange for the 10 trading days immediately prior to the date of payment of the Contingent Payments, if any.

          (b) Not later than 75 days after the end of the Adjustment Period, for purposes of determining the Contingent Payments, the Buyers will prepare and present to the Sellers a calculation of the Average EBITDA, which shall include a determination of whether the Average EBITDA exceeds the Threshold and the Base Contingent Payment is thereby due to the Sellers and, if applicable, a determination of the amount by which the Average EBITDA exceeds the Threshold and the Additional Contingent Payment thereby due to the Sellers (the “Proposed Calculation”). The parties agree that the Proposed Calculation shall be prepared using practices and procedures in accordance with GAAP. The Sellers shall be given, together with the Proposed Calculation, the workpapers of the Buyers and/or Representatives of the Buyers utilized in preparing the Proposed Calculation and access to such books and records of the Buyers relating to the Proposed Calculation as may reasonably be requested by the Sellers for purposes of verifying the accuracy of the Proposed Calculation. Any such books and records shall, at the Buyers’ sole option, be provided to the Sellers in either electronic format or at a location in New York City, New York. The Proposed Calculation shall be binding upon the parties to this Agreement unless the Sellers give written notice of disagreement with any of said values or amounts in the Proposed Calculation to the Buyers within 20 days after their receipt of the Proposed Calculation. The Sellers shall use their good faith efforts to set forth in such notice (i) the values or amounts in the Proposed Calculation with which the Sellers disagree, (ii) what the Sellers believe to be the actual values or amounts and (iii) the basis of the Sellers’ position. If the Buyers and the Sellers mutually agree upon the Proposed Calculation within 20 days after the Buyers’ receipt of such notice from the Sellers, such agreement shall be binding upon the parties to this Agreement. If the Buyers and the Sellers are unable to resolve any such disagreement within such period, the disagreement shall be referred for final determination (the “Independent Determination”) to PricewaterhouseCoopers LLP (“PwC”), and the resolution of that disagreement resulting therefrom shall be final and binding upon the parties hereto for purposes of this Agreement; provided that if PwC is unable to provide the Independent Determination due to a relationship with any one or more of the parties hereto, then the parties shall select another independent accounting firm of national reputation mutually agreeable to the Buyers and the Sellers. The costs of any dispute resolution pursuant to this Section 2.8(b) (the “EBITDA Dispute Resolution Costs”) shall be borne by the Sellers unless the Average EBITDA reflected in the Independent Determination is at least 5% greater than the Average EBITDA reflected in the Proposed Calculation, in which case all EBITDA Dispute Resolution Costs shall be borne by the Buyers.
     Section 2.9 Cash Payment. Notwithstanding anything to the contrary contained in this Article II, payments made pursuant to this Article that may otherwise be made in shares of Class A Common Stock shall instead be made in cash, in dollars, at the option of each Seller entitled to receive such shares if, at the time such shares would otherwise be deliverable, the Class A Common Stock (i) is no longer listed on the New York Stock Exchange, the NASDAQ Stock Market or any other principal national securities exchange or (ii) has been suspended from trading on its principal trading exchange for 90 or more consecutive days.
     Section 2.10 Allocation of the Purchase Price. Prior to the Closing Date, the Buyers and the Sellers shall mutually agree and prepare a statement setting forth the allocation of the Purchase Price among the assets of the Business (the “Allocation Statement”). Such allocation shall be made in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and, except as otherwise required by applicable Law, the

Sellers and the Buyers shall not take any position inconsistent therewith in any Tax Return, in any refund claim, in any Action or otherwise. The Buyers and the Sellers shall cooperate in preparing IRS Form 8594 consistent with the Allocation Statement. Any subsequent adjustments to the Purchase Price shall be reflected in the Allocation Statement in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS
     Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (each of which shall qualify the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and such other Sections or subsections hereof for which the disclosure set forth in such section or subsection of the Disclosure Schedules is relevant and such relevance is reasonably apparent on its face) (collectively, the “Disclosure Schedules”), each Seller hereby jointly and severally (as to itself and each other Seller) represents and warrants to the Buyers as follows:
     Section 3.1 Organization and Qualification. Each of Food of Love and emerils.com is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Louisiana and has all necessary limited liability company power and authority to own, lease and operate the Transferred Assets and to carry on the Business as it is now being conducted. Each of Food of Love and emerils.com is duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct or operation of the Business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business, the Transferred Assets or the ability of such Seller to perform its or his obligations under this Agreement or the Ancillary Agreements to which it or he will be a party or to consummate the transactions contemplated hereby or thereby.
     Section 3.2 Authority. Each of Food of Love and emerils.com has full limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Lagasse has full legal capacity and power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which he will be a party, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Food of Love and emerils.com of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by each of Food of Love and emerils.com of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which such Seller will be a party will have been, duly executed and delivered by such Seller. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which such Seller will be a party will constitute, the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     Section 3.3 No Conflict; Required Filings and Consents.
          (a) The execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which such Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
               (i) conflict with or violate the articles of organization or operating agreements of Food of Love or emerils.com;
               (ii) conflict with or violate any Law applicable to such Seller, the Business or any of the Transferred Assets or by which such Seller, the Business or any of the Transferred Assets may be bound or affected; or
               (iii) except for the consents set forth in Schedule 3.3(a) (such consents, the “Required Consents”), conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any Material Contract;
except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business, the Transferred Assets or the ability of such Seller to perform its or his obligations under this Agreement or the Ancillary Agreements to which it or he will be a party or to consummate the transactions contemplated hereby or thereby.
          (b) Such Seller is not required to file, seek or obtain any material notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which such Seller will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Business, except for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).
     Section 3.4 Transferred Assets; Sufficiency of the Assets.
          (a) Except as set forth on Schedule 3.4(a), this Agreement, the Ancillary Agreements and the other instruments and documents to be delivered by the Sellers to the Buyers at or following the Closing shall be adequate and sufficient to transfer to the Buyers all right, title and interest in and to the Transferred Assets, free and clear of any and all liens, encumbrances, covenants, conditions and restrictions, or other adverse claims or interests of any kind or nature.
          (b) Except for the Excluded Assets and those assets set forth on Schedule 3.4(b), the Transferred Assets, together with the Buyers’ rights under this Agreement and the Ancillary Agreements, constitute all of the assets used in or necessary to operate the Business as currently conducted.
     Section 3.5 Financial Statements. Copies of the unaudited balance sheet of Food of Love as at December 31, 2005, December 31, 2006 and December 31, 2007, and the related unaudited statement of revenues and expenses of Food of Love (collectively referred to as the “Financial Statements”) and the unaudited balance sheet of Food of Love as at January 31, 2008, and the related statement of revenues and expenses (collectively referred to as the “Interim Financial Statements”) are attached hereto as Schedule 3.5 of the Disclosure Schedules. Each of the Financial Statements and the Interim Financial Statements (i) has been prepared based on the books and records of Food of Love, (ii) has been prepared on a cash basis applied consistently throughout the periods indicated and (iii) except as set forth in Schedule 3.5, fairly presents, in all material respects, the financial position and results of operations of Food of Love as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein. The Financial Statements and the Interim Financial Statements are true, correct and complete in all material respects.
     Section 3.6 Absence of Certain Changes or Events. Since January 1, 2007, (a) except as set forth on Schedule 3.6, the Business has been conducted, in all material respects, in the ordinary course of business consistent with past practice and (b) there has not occurred any material adverse effect on the Business, the Transferred Assets or the ability of such Seller to perform its or his obligations under this Agreement or the Ancillary Agreements to which it or he will be a party or to consummate the transactions contemplated hereby or thereby.
     Section 3.7 Compliance with Law; No Permits.
          (a) To the knowledge of such Seller, the Business is and has been conducted in compliance with all applicable Laws in all material respects. Such Seller has not received during the past three years, nor, to the knowledge of such Seller, is there any basis for, any investigation, notice, order, complaint, or other communication from any Governmental Authority or any other Person that such Seller is not, or is not conducting, the Business in compliance in all material respects with any such Laws.
          (b) There are no permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority used in or necessary to own, lease and operate the Transferred Assets and to carry on the Business as currently conducted.
     Section 3.8 Litigation. Except as set forth on Schedule 3.8, as of the date hereof, (a) there is no material Action by or against such Seller pending, or to the knowledge of such Seller, threatened in writing and (b) there is no Action by or against such Seller that would affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.
     Section 3.9 Insurance. Schedule 3.9 of the Disclosure Schedules sets forth a true and complete list of all material insurance policies in force with respect to the Business and the

Transferred Assets. The Buyers have heretofore been provided with complete and accurate copies of each such policy.
     Section 3.10 Real Property. The Sellers do not own or lease any Real Property used in or held for use in the Business.
     Section 3.11 Intellectual Property.
          (a) Schedule 3.11(a)(i) of the Disclosure Schedules sets forth an accurate and complete list of all registered Marks and applications for registration of Marks included in the Business Intellectual Property (collectively, the “Business Registered Marks”), Schedule 3.11(a)(ii) of the Disclosure Schedules sets forth an accurate and complete list of all Domain Names included in the Business Intellectual Property (collectively, the “Business Domain Names”) and Schedule 3.11(a)(iii) of the Disclosure Schedules sets forth an accurate and complete list of all registered Copyrights and all pending applications for registration of Copyrights included in the Business Intellectual Property (collectively, the “Business Registered Copyrights” and, together with the Business Registered Marks and the Business Domain Names, the “Business Registered IP”). The Business Intellectual Property does not include any Patent. Except as set forth on Schedule 3.11(a)(iv), no Business Registered IP is involved in any opposition, cancellation or similar proceeding and, to the knowledge of such Seller without any independent investigation, no such proceeding is threatened. All filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Business Registered IP have been paid.
          (b) To the knowledge of such Seller without any independent investigation, all Business Registered Marks for which applications to register have been filed have been used in all material respects in the form appearing in, and in connection with, the goods and services listed in their respective registration certificates and applications therefor, respectively, since the dates of first use specified in such registrations and applications. There has been no prior use of any material Mark that is included in the Business Intellectual Property (each, a “Business Mark”) by any third party in the United States that, to the knowledge of such Seller without any independent investigation, would confer upon such third party superior rights in such Business Mark that would adversely affect the Buyers’ right to use such Business Mark in the manner in which such Business Mark is currently being used by such Seller in connection with the Business.
          (c) Such Seller has not disclosed, nor is it or he under any contractual or other obligation to disclose, to another Person any of its or his material Trade Secrets, except pursuant to an enforceable confidentiality agreement or undertaking, and, to the knowledge of such Seller without any independent investigation, no Person has materially breached any such agreement or undertaking.
          (d) Except as set forth on Schedule 3.11(d) and subject to the licenses granted under the Outbound License Agreements listed in Schedule 3.11(g)(iii), the Sellers own exclusively all right, title and interest in and to all Business Marks, Business Domain Names and Business Registered Copyrights and all other Business Intellectual Property, free and clear of any and all liens, encumbrances, covenants, conditions and restrictions, or other adverse claims or interests of any kind or nature; provided that such Seller makes no representation as to the existence of any Intellectual Property that arises under the Laws of any jurisdiction other than the United States or the priority of any Seller’s rights under the Law of any such jurisdiction with respect to any Mark that is the same as, or confusingly similar to, any Mark used by a third party in any such jurisdiction. Such Seller has not received any notice or claim (i) challenging or questioning such Seller’s ownership of or exclusive rights in any of the Business Intellectual Property or alleging or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto. No current or former officer, director or employee of such Seller has any right, license, claim or interest whatsoever in or with respect to any material Business Intellectual Property.
          (e) The Business Registered IP is subsisting and, to the knowledge of such Seller without any independent investigation, valid and enforceable in their respective jurisdictions of registration in accordance with the applicable Laws of such jurisdictions, without any qualification, limitation or restriction thereon or on the use thereof beyond those that are inherent therein under such applicable Laws, and such Seller has not received any notice or claim challenging or questioning such validity or enforceability of any of the Business Registered IP or indicating an intention on the part of any Person to bring a claim that any of the Business Registered IP is invalid or unenforceable or has been misused.
          (f) Except as set forth on Schedule 3.11(f), (i) to the knowledge of such Seller without any independent investigation, such Seller has not taken any action or failed to take any action that reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Business Registered IP and (ii) all registrations of all Business Registered IP have been obtained in accordance in all material respects with all applicable legal requirements and are currently in effect in accordance with all applicable legal requirements (including, in the case of Business Registered Marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications). All filing, examination, issuance, and post registration fees associated with or required with respect to the registrations of the Business Registered IP have been timely paid.
          (g) Schedule 3.11(g) sets forth a complete and accurate list of all agreements granting to such Seller any right or license under or with respect to any Intellectual Property owned by an unaffiliated third party other than any end user non-exclusive license of commercially available software used in the Business that has not been modified by or for such Seller (collectively, the “Inbound License Agreements”), indicating for each the title and the parties thereto. Schedule 3.11(g)(i) sets forth a complete and accurate estimate of the amount of any future royalty, license fee or other payments that may become payable under each such Inbound License Agreement by reason of the use or exploitation of the Intellectual Property licensed thereunder. Assuming that any required consent to assign is obtained, the rights licensed under each Inbound License Agreement shall continue to be in full force and effect and shall be exercisable by the Buyers on and after the Closing to the same extent as by such Seller prior to the Closing. To the knowledge of such Seller without any independent investigation, no loss or termination (excluding expiration pursuant to the terms of the license) of any Intellectual Property licensed to such Seller under any Inbound License Agreement is pending or threatened. Except as set forth in Schedule 3.11(g)(ii), no licensor under any Inbound License Agreement has any ownership or exclusive license rights in or with respect to any improvements made by such Seller to the Intellectual Property licensed thereunder. Schedule 3.11(g)(iii) sets forth a complete and accurate list of all license agreements under which such Seller grants any rights under any Business Intellectual Property or any Lagasse Publicity Rights (collectively, the “Outbound License Agreements”). All tangible materials embodying Business Intellectual Property are owned by the Sellers or have been licensed to the Sellers by the third party from which the Sellers obtained such materials. Complete and accurate copies of the Inbound License Agreements and the Outbound License Agreements have been provided to the Buyers or their Representatives.
          (h) Except as set forth on Schedule 3.11(h), the Business Intellectual Property, together with the Lagasse Publicity Rights licensed under the Publicity Rights License Agreement and the Intellectual Property licensed under the Inbound License Agreements to the Sellers for use in the Business, constitutes all the Intellectual Property rights used in or necessary for the conduct of the Business as it is currently conducted, excluding any end user non-exclusive license of commercially available software used in the Business that has not been modified by or for any Seller.
          (i) To the knowledge of such Seller without any independent investigation, the conduct of the Business, including the development, publication, transmission, license, provision, distribution or other exploitation of products or services (including services offered to any users of such Seller’s websites and any content contained on such websites) relating to the Business, in any material respect, does not infringe upon, misappropriate, violate, dilute or constitute the unauthorized use of, any Intellectual Property or personal information of any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction. Such Seller has not received any notice or claim asserting that any such infringement, misappropriation, violation, dilution or unauthorized use, unfair competition or trade practices is occurring or has occurred, nor, to the knowledge of such Seller, is there any reasonable basis therefor. Without limiting the generality of the foregoing, such Seller has not used or accessed, or received any notice or claim asserting that such Seller’s use of or access to (including by hyperlinks or framing) the content or materials of any third party, including a third party’s Internet site, in any material respect violates any Laws or regulations or constitutes a “trespass” of such third party’s rights. No Business Intellectual Property or, to such Seller’s knowledge without any independent investigation, Intellectual Property licensed to such Seller under any Inbound License Agreement is subject to any outstanding order, judgment, decree, or stipulation restricting the use, sale, transfer, assignment or licensing thereof by such Seller to any Person. To the knowledge of such Seller without any independent investigation and except as set forth on Schedule 3.11(i), no third party is, in any material respect, misappropriating, infringing, diluting or violating any Business Intellectual Property or Lagasse Publicity Rights. To the knowledge of such Seller without independent investigation, no (i) product, technology, service or publication of such Seller, or (ii) conduct or statement of such Seller, in each case that relates to the Business, constitutes obscenity, defames any Person, constitutes false advertising or otherwise violates any Law or regulation in any material respect.
          (j) Such Seller does not collect any User Data (as defined below) from users of any website of such Seller or otherwise in connection with the Business. For purposes hereof, (i) “User Data” means, with respect to users of any website of such Seller: (w) all data related to impression and click-through activity of website users, including user identification and associated activities at a web site as well as pings and activity related to closed loop reporting and all other data associated with a user’s behavior on the Internet, (x) all data that contains a Personal Element, (y) known, or reasonably inferred information or attributes about a user or identifier, and (z) all derivatives and aggregations of (w), (x) and (y), including user profiles; (ii) “Personal Element” means a natural Person’s full name (or last name if associated with an address), telephone number, email address, Unique Identifying Number, photograph, or any other information, alone or in combination, that allows the identification of a natural Person; and (iii) “Unique Identifying Number” means an identifier uniquely associated with a Person such as a social security number, driver’s license number, passport number or client number, but excluding an identifier which is randomly or otherwise assigned so that it cannot reasonably be used to identify the Person.
          (k) Except as set forth on Schedule 3.11(k), neither this Agreement nor the transactions contemplated by this Agreement will result in the Buyers or any Affiliate thereof being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses.
          (l) The Shared Intellectual Property currently is the only Intellectual Property used or held for use in both the Business and the Restaurant Business.
     Section 3.12 Taxes. Such Seller has filed all material Returns required to be filed by it or him, and all such Returns are true, correct and complete in all material respects. Such Seller has paid all Taxes shown to be due on such Returns. There are no liens for Taxes on any of the Transferred Assets. There are no Taxes of such Seller for which the Buyers will become liable as a result of the transactions contemplated by this Agreement.
     Section 3.13 Material Contracts.
          (a) Schedule 3.13 of the Disclosure Schedules lists each of the following written Contracts (such Contracts as described in this Section 3.13(a), together with the agreements and contracts listed in Schedule 3.11(g) and Schedule 3.11(g)(iii) of the Disclosure Schedules, being “Material Contracts”):
               (i) all Contracts that provide for payment or receipt by any of the Sellers in connection with the Business of more than $10,000 per year;
               (ii) all Contracts relating to any rights to publish, reproduce or distribute any works that are authored or created by Lagasse (including any translations thereof), in any form or media, including any Contracts with HarperCollins Publishers Inc., or any predecessors, successors or Affiliates thereof;
               (iii) all Contracts that limit or purport to limit the ability of the Business to compete in any line of business or with any Person or in any geographic area or during any period of time;
               (iv) all joint venture, partnership or similar Contracts; and

               (v) any other Contract that is material to the Business, taken as a whole.
Complete and accurate copies of each Material Contract have been provided to the Buyers or their Representatives.
          (b) Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business or the Transferred Assets or the ability of such Seller to perform its or his obligations under this Agreement or the Ancillary Agreements to which it or he will be a party or to consummate the transactions contemplated hereby or thereby, each Material Contract to which such Seller is party (i) is valid and binding on such Seller and, to the knowledge of such Seller, the counterparties thereto, and is in full force and effect and (ii) shall continue in full force and effect upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Schedule 3.3(a) of the Disclosure Schedules are not obtained. Such Seller is not, and to such Seller’s knowledge, the counterparties thereto are not, in breach of, or (with or without notice or lapse of time or both) default under, any Material Contract to which such Seller is a party, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business, the Transferred Assets or the ability of such Seller to perform its or his obligations under this Agreement or the Ancillary Agreements to which it or he will be a party or to consummate the transactions contemplated hereby or thereby.
     Section 3.14 Inventory. Except for Inventory that constitute Excluded Assets, there is no Inventory of, or relating to, the Business.
     Section 3.15 Affiliate Transactions. Except as set forth on Schedule 3.15, there is no agreement, arrangement or understanding in connection with the Business between such Seller and any of its or his Affiliates, or any officer, director or employee of such Seller, as applicable, or any of its or his Affiliates or any family member of the foregoing (each of the foregoing Affiliates, officers, directors, employees and family members, as applicable, a “Related Party” and for the avoidance of doubt, the term “Related Party” shall not include any of the other Sellers), nor any advances or other amounts owing to such Seller or the Business by any Related Party. Except as set forth on Schedule 3.15, no Related Party (a) owns or has owned any interest in any property, assets or rights used in the Business, (b) is or has been involved in any business dealings or transactions in connection with the Business or any of the Transferred Assets, other than in the ordinary course of business on prevailing market terms, or (c) is or has been employed in the Business.
     Section 3.16 Collection of Royalty Payments. Except as set forth on Schedule 3.16, no payments have been or on or prior to the Closing will be pre-collected by such Seller with respect to any royalty payments (including minimum guaranteed royalty payments) for any period.
     Section 3.17 Lasher Relationship. Except as set forth on Schedule 3.17, neither such Seller nor the Business has any obligation or liability to The Maureen Lasher Agency, or any assignee or successor thereof (the “Lasher Agency”), and there are no restrictions of any kind, including relating to exclusivity, imposed on such Seller, the Business or any of the Transferred Assets, pursuant to any agreement or arrangement between such Seller and the Lasher Agency, whether oral or in writing.
     Section 3.18 NBC Agreement. The Agreement, dated as of March 15, 2001, among Food of Love, Lagasse and NBC Studios, Inc., as revised April 4, 2001, April 9, 2001 and April 11, 2001 (the “NBC Agreement”), has been terminated prior to the date hereof, and there are no liabilities or obligations of, or restrictions on, the Sellers, the Business or the Transferred Assets in connection with the NBC Agreement.
     Section 3.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Seller.
     Section 3.20 Exclusivity of Representations and Warranties. None of such Seller or any of its or his Affiliates or Representatives are making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition or results of operations of the Business or maintenance, repair, condition, design, performance, value, merchantability or fitness for any particular purpose of the Transferred Assets) with respect to the transactions contemplated hereby, except as expressly set forth in this Agreement, including the Disclosure Schedules attached hereto, the Ancillary Agreements or any certificate or other document delivered pursuant hereto or thereto, and such Seller hereby disclaims any such other representations or warranties.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYERS
     Each of the Buyers hereby jointly and severally (as to itself and each other Buyer, as applicable) represents and warrants to the Sellers as follows:
     Section 4.1 Organization and Qualification. MSLO is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Shared IP Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. MSLO is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of MSLO to perform its obligations under this Agreement or the Ancillary Agreements to which it will be a party or to consummate the transactions contemplated hereby or thereby. Shared IP Sub is duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Shared IP Sub to perform its obligations under this Agreement or the Ancillary Agreements to which it will be a party or to consummate the transactions contemplated hereby or thereby.
     Section 4.2 Authority. MSLO has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Shared IP Sub has full limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by MSLO of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by MSLO of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. The execution, delivery and performance by the Shared IP Sub of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Shared IP Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which such Buyer, as applicable will be a party will have been, duly and validly executed and delivered by such party. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to such Buyer, as applicable, will be a party will constitute, the legal, valid and binding obligations of such Buyer, as applicable, enforceable against such party in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     Section 4.3 No Conflict; Required Filings and Consents.
          (a) The execution, delivery and performance by such Buyer of this Agreement and each of the Ancillary Agreements to which such Buyer, as applicable, will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
          (i) conflict with or violate the organizational documents of such Buyer, as applicable;
          (ii) conflict with or violate any Law applicable to such Buyer or by which any property or asset of such Buyer is bound or affected; or
          (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any material contract or agreement to which such Buyer is a party;
except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer, as applicable, to perform its obligations under this Agreement or the Ancillary Agreements to which it will be a party or to consummate the transactions contemplated hereby or thereby.
          (b) Such Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of such Buyer, except (i) for any filings required to be made under the HSR Act or (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to perform its obligations under this Agreement or the Ancillary Agreements to which it will be a party or to consummate the transactions contemplated hereby or thereby.
     Section 4.4 Litigation. Except as disclosed by MSLO in any filing with the SEC, as of the date hereof, (a) there is no material Action by or against such Buyer or, to the knowledge of such party, threatened in writing, that would be required by the SEC to be disclosed by MSLO and (b) there is no Action by or against such Buyer that would affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby
     Section 4.5 Financing. At the Closing, the Buyers will have sufficient funds to permit such parties to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
     Section 4.6 SEC Filings. As of the date of the filing of such report with the SEC, neither MSLO’s most recent Annual Report on Form 10-K nor MSLO’s most recent Quarterly Report on Form 10-Q (together, the “Company SEC Documents”) contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that information in any Company SEC Document has been revised or superseded by a subsequently filed Company SEC Document.
     Section 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Buyer.
ARTICLE V
COVENANTS
     Section 5.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, unless the Buyers shall otherwise agree in writing, the Sellers shall conduct the Business only in the ordinary course of business in all material respects, and the Sellers shall use their commercially reasonable efforts to preserve the material business relationships with licensees, publishers, distributors and others with whom the Sellers deal in connection with the conduct of the Business in the ordinary course. Between the date of this Agreement and the Closing Date, without the prior consent of the Buyers (which consent shall not be unreasonably withheld), the Sellers shall not, in connection with the Business:
          (a) sell, transfer, encumber or otherwise dispose of any Transferred Assets or any interest therein, other than immaterial dispositions in the ordinary course of business consistent with past practice;
          (b) permit the lapse of any right relating to the Business Intellectual Property or any other intangible asset used or held for use in connection with the Business;
          (c) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any assets other than in the ordinary course of business, in each case that is material, individually or in the aggregate, to the Business taken as a whole;
          (d) enter into any license, contract, agreement or arrangement in connection with the Business, other than any such licenses, contracts, agreements or arrangements entered into in the ordinary course of business and that are not material, individually or in the aggregate, to the Business taken as a whole;
          (e) modify, amend or terminate any Contract, other than in the ordinary course of business consistent with past practice; provided that the Sellers shall not modify, amend or terminate any Contract that involves a future or potential liability or receivable, as the case may be, with respect to the Business in excess of $25,000 on an annual basis without the prior written consent of the Buyers;
          (f) accelerate the collection of or discount any Receivables, delay the payment of liabilities that would become Assumed Liabilities or defer expenses or otherwise increase cash on hand in connection with the Business, except in the ordinary course of business consistent with past practice;
          (g) except as expressly contemplated hereby, authorize, or make any single capital expenditure or commitment with respect thereto that is in excess of $10,000 in connection with the Business or the Transferred Assets;
          (h) cancel, compromise, waive or release any right or claim relating to the Business or the Transferred Assets, other than in the ordinary course of business consistent with past practice and which actions do not, individually or in the aggregate, have a material adverse effect on the Business taken as a whole;
          (i) commence or settle any Action relating to the Business, the Transferred Assets or the Assumed Liabilities, other than cease and desist letters in the ordinary course of business consistent with past practice;
          (j) permit the lapse of any existing policy of insurance relating to the Business or the Transferred Assets;

          (k) make any change in any method of accounting or accounting practice or policy; or
          (l) agree or commit to do any of the foregoing.
     Section 5.2 Covenants Regarding Information.
          (a) From the date hereof until the Closing Date, upon reasonable notice, the Sellers shall afford the Buyers and their Representatives reasonable access to the books and records of the Sellers relating to the Business, and shall furnish the Buyers with such financial, operating and other data and information to the extent relating to the Business as the Buyers may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Buyers’ expense, during normal business hours, under the supervision of the Sellers’ personnel and in such a manner as not to unreasonably interfere with the normal operations of the Sellers and the Business.
          (b) The Buyers may (at their option), by delivering written notice to the Sellers at least three Business Days prior to the Closing, require that the Sellers physically deliver to the Buyers on or prior to the Closing those Transferred Assets described in Sections 2.1(c) and (d) as are specified in such written notice, and the Sellers shall physically deliver to the Buyers all of such Transferred Assets on or prior to the Closing. Except as set forth in the foregoing sentence, the Sellers shall not be required to physically deliver to the Buyers on or prior to the Closing Date any of the other Transferred Assets described in Sections 2.1(c) and (d), but the Sellers shall retain and preserve in useable form all such Transferred Assets at Sellers’ expense for a period of seven years after the Closing, and during such time, the Sellers’ promptly shall provide such Transferred Assets to the Buyers upon Buyers’ request.
          (c) Following the Closing and for a period of seven years, upon reasonable notice, the Buyers shall afford the Sellers and their Representatives reasonable access to the books and records of the Sellers relating to the pre-Closing Business that constitute Transferred Assets pursuant to Section 2.1(d); provided, however, that any such access or furnishing of information shall be conducted at the Sellers’ expense, during normal business hours, under the supervision of the Buyers’ personnel and in such a manner as not to unreasonably interfere with the normal operations of the Buyers and the Relationship Period Business.
     Section 5.3 Update of Disclosure Schedules; Knowledge of Breach.
          (a) Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied. No such notice shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Ancillary Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in Article VII, the compliance by either party with any covenant set forth herein or any rights to indemnification pursuant to Article VIII.
          (b) Until the Closing, the Sellers shall supplement the information set forth on the Disclosure Schedules with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules or that is necessary to correct any information in the Disclosure Schedules or in any representation or warranty of any of the Sellers which has been rendered inaccurate thereby promptly following discovery thereof. No such supplement shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Ancillary Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in Section 7.3, the compliance by any of the Sellers with any covenant set forth herein or the Buyers’ rights to indemnification pursuant to Section 8.2; provided that if such supplement discloses any matter arising after the Effective Date of this Agreement that would result in the failure of any of the Buyers’ conditions to Closing set forth in Section 7.3 to be satisfied, and the Buyers consummate the transactions contemplated hereby, then the Buyers shall be deemed to have waived any claim to indemnification under Article VIII based upon such supplemented disclosure.
     Section 5.4 Intercompany Arrangements. All intercompany and intracompany accounts or contracts between and among the Sellers and their Affiliates relating to the Business shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing.
     Section 5.5 Shared Intellectual Property.
          (a) True, correct and complete copies of the Certificate of Formation (“Certificate of Formation”) and Operating Agreement (“Operating Agreement”) of the Shared IP Sub have been provided to the Sellers as of the date hereof.
          (b) MSLO covenants and agrees to cause the Shared IP Sub to comply with the limitations on the Shared IP Sub’s permitted activities set forth in the Certificate of Formation and Operating Agreement. MSLO further covenants and agrees that it shall not, without the prior written consent of Lagasse (which consent shall not be unreasonably withheld), (i) modify, amend or terminate the Certificate of Formation, (ii) modify, amend or delete Sections 3, 4, 13, 14, 20, 21, 22, 23 and 28 of the Operating Agreement of the Shared IP Sub or (iii) modify or amend Schedule A of the Operating Agreement of the Shared IP Sub to delete any of the assets, rights or properties listed therein or delete such Schedule.
          (c) The Sellers may, at their option and expense, withdraw or surrender prior to the Closing applications or registrations for composite Marks that include “Emeril” together with other words or elements not associated with the Business; provided that such composite Marks have not been used by any Seller in connection with the Business. With respect to any such composite Mark for which the Sellers have filed any cancellation or withdrawal with the United States Patent and Trademark Office (each, a “Seller Abandoned Mark”), the Sellers will provide the Buyers, prior to the Closing, with copies of such filed withdrawals or cancellations. The parties agree that the Business Intellectual Property to be transferred at the Closing (and the Marks to be licensed to Food of Love under the Trademark License Agreement) shall not include any Seller Abandoned Mark as to which Sellers have filed withdrawals or cancellations in accordance with the terms of this Section 5.5(c); provided, however, that with respect to any such Mark for which the Buyers have not received from the Sellers on or prior to the Closing copies of such filed withdrawals or cancellations, such Marks will constitute Business

Intellectual Property and will be included in the Transferred Assets, subject to a license from the Shared IP Sub to Food of Love pursuant to the Trademark License Agreement.
          (d) The Sellers and the Buyers shall use their commercially reasonable efforts prior to the Closing to identify website content contained on the website located at www.emerils.com and any other website, the domain name of which is included in the Business Intellectual Property (collectively, the “Business Websites”), that is exclusively related to the Restaurant Business and to agree upon mutually acceptable procedures pursuant to which such website content will be removed from the Business Websites.
          (e) The Sellers will identify in a written notice delivered to the Buyers at least 10 Business Days prior to the Closing the website content contained on the Business Websites that the Sellers have determined constitutes Shared Intellectual Property that is to be licensed back to the Sellers pursuant to Section 5.6. If the Buyers provide written notice to the Sellers prior to the Closing indicating that the Buyers disagree with the classification of any such website content in such written notice, the Buyers and the Sellers will negotiate in good faith and use commercially reasonable efforts to mutually agree on the treatment of such website content. If the Buyers do not provide any such written notice indicating any such disagreement, the website content identified by the Sellers in such written notice will be presumed to be Shared Intellectual Property that will be licensed back to the Sellers pursuant to Section 5.6, subject to the Buyers retaining the right following the Closing to demonstrate that any such content was not being used by the Restaurant Business prior to the Closing and therefore does not constitute Shared Intellectual Property that is licensed back to the Sellers pursuant to Section 5.6.
     Section 5.6 License of Certain Business Intellectual Property. Any recipe databases and website content included in the Shared Intellectual Property constituting Transferred Assets pursuant to Section 2.1(b) shall be sold, assigned, transferred, conveyed and delivered to MSLO subject to a retained non-exclusive license in favor of Sellers to use, copy, publicly display, distribute and prepare derivative works based on such recipe databases or website content solely in connection with the Restaurant Business, which license shall be non-transferable, non-assignable and non sub-licensable, except that Sellers may transfer or assign such license to a purchaser of all or substantially all of the assets of the Restaurant Business and may sub-license their rights under such license to any purchaser of any portion of the Restaurant Business; provided, that such license or sublicense shall terminate immediately in the event that such purchaser is conducting the Restaurant Business or purchased portion thereof, as applicable, in a manner that involves moral turpitude or illegal behavior (other than incidental and non-continuing illegal behavior) and such purchaser fails to cease such conduct within 30 days after receipt of written notice thereof from the Buyers. Notwithstanding anything to the contrary in the foregoing, the parties acknowledge and agree that nothing in this Section 5.6 shall modify, amend or limit in any manner Licensor’s (as defined in the Trademark License Agreement) rights under the Trademark License Agreement.
     Section 5.7 Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated April 12, 2007 between MSLO and Lagasse (the “Confidentiality Agreement”), as if each such party had executed the Confidentiality

Agreement, which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.7 shall terminate; provided, however, that after the Closing Date, the Confidentiality Agreement and the obligations of the parties under this Section 5.7 (i) shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement and (ii) expressly shall not terminate and shall continue indefinitely with respect to any Trade Secrets of the Business, which Trade Secrets the parties agree shall constitute Evaluation Material thereunder, subject only to paragraph 7 thereof. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
     Section 5.8 Non-Competition. In further consideration of the payment by the Buyers to the Sellers of the Purchase Price and the assumption by the Buyers of the Assumed Liabilities, the Sellers acknowledge that in the course of Lagasse’s employment with MSLO and any applicable Affiliate thereof, Lagasse will during the Employment Term (as defined in the Lagasse Employment Agreement) become familiar with the trade secrets, business plans and business strategies and with other Confidential Information (as defined below) concerning MSLO and any of its Affiliates (and their respective successors and assigns) and that Lagasse’s services shall be of special, unique and extraordinary value to MSLO and any of its Affiliate (and their respective successors and assigns). Therefore, the Sellers agree that during the Employment Term and until the later of (i) three years after the Date of Termination (as defined in the Lagasse Employment Agreement) or (ii) five years after the Closing Date (the “Noncompete Period”), Lagasse shall not directly or indirectly engage in or become associated with any Competitive Activity. “Competitive Activity” shall mean any business, activity or other endeavor that competes with the Relationship Period Business and any other business conducted by MSLO or any of its Affiliates including, without limitation:
          (a) the writing, creation and/or production of audio and/or video programming for distribution in any and all media whether now known or hereafter devised, including, without limitation, programming that is distributed over television or the Internet, whether or not such programming features Lagasse or any other personnel currently employed by or operating under an agreement with Lagasse;
          (b) the design, development, licensing, promotion and/or sale of goods or merchandise through catalogs, direct marketing, Internet commerce and/or retail stores of product categories in which MSLO so participates, whether or not using the Lagasse’s name, likeness, image, or voice to promote or market any such product or service;
          (c) the creation, publication or distribution of regular or special issues of print or web-based magazines, including, without limitation, food, wine, lifestyle and/or recipe-oriented magazines;
          (d) website content involving food, wine, lifestyle and/or recipes; or
          (e) the creation, publication and distribution of lifestyle books or cookbooks.

Notwithstanding anything contained herein to the contrary, Lagasse shall be entitled to continue to engage in the Permitted Activities. Lagasse shall be considered to have become “associated with a Competitive Activity” if he directly or indirectly becomes involved as an owner, investor, employee, officer, director, independent contractor, agent, partner, consultant, advisor, lender or licensor of or to, or becomes involved in any other capacity calling for the rendition of Lagasse’s personal services to or with, any individual, partnership, corporation or other organization that is engaged in a Competitive Activity; provided, however, that Lagasse shall not be prohibited from owning less than 2% of any corporation that is publicly-traded on a principal national securities exchange, whether or not such corporation is in competition with MSLO or any of its Affiliates. If, at any time, the provisions of this Section 5.8 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 5.8 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Lagasse agrees that this Section 5.8 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
     Section 5.9 Restrictions on Activities of Lagasse. During the Relationship Period, Lagasse shall not, directly or indirectly through any Person or contractual arrangement, engage in any business anywhere other than the Relationship Period Business (solely on behalf of MSLO); provided, however, that nothing in this Section 5.9 shall prohibit Lagasse from engaging in any activities otherwise expressly permitted under this Agreement or the Ancillary Agreements, including the Permitted Activities to the extent permissible under the Lagasse Employment Agreement.
     Section 5.10 Cross-Linkage Arrangements. The parties agree promptly after Closing to establish mutually acceptable cross-linking arrangements with respect to the new website established by Lagasse for the Restaurant Business and the existing website for the Business.
     Section 5.11 Consents and Filings; Further Assurances.
          (a) The Sellers and the Buyers shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or other any applicable Law and (iii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. The Buyers shall pay all filing fees for any filing required by the HSR Act.

          (b) From time to time, whether before, at or following the Closing, the Sellers and the Buyers shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to the Buyers all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Buyers under this Agreement and the Ancillary Agreements and to assure fully to the Sellers the assumption of the liabilities and obligations intended to be assumed by the Buyers pursuant to this Agreement and the Ancillary Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated hereby and thereby. In addition, following the Closing and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, Lagasse will take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to enable the Buyers to receive or continue receiving the rights and benefits with respect to the Contracts received by the Sellers immediately prior to the Closing.
     Section 5.12 Division of Royalties.
          (a) With respect to each Contract for which there is a Straddle Sales Period, including, but not limited to, television-related Contracts, promptly (and in no event later than 30 days) following receipt by the Buyers from the counterparty to such Contract of all statements of accounts or statements of royalties earned from the sales of any Business Products under such Contract during the Straddle Sales Period (with respect to such Contract, the “Royalty Statements”), the Buyers shall provide the Sellers with a written statement setting forth the amount of the Post-Closing Royalty Payment and the amount of the Pre-Closing Royalty Payment, together with all supporting calculations and statements of royalties with respect thereto (such statement, the “Royalty Notice”).
          (b) With respect to any Contract in connection with which there is an Unearned Advance, following receipt by the Buyers from the counterparty to such Contract of the first statement of royalties or accounts under such Contract following the Closing, the Buyers shall provide the Sellers with a written statement setting forth the amount of the Unearned Advance due to the Buyers pursuant to Section 5.13(c), together with all supporting calculations and statements of royalties or accounts with respect thereto (such statement, the “Advance Notice”).
     Section 5.13 Refunds and Remittances.
          (a) After the Closing: (i) if the Sellers or any of their Affiliates receive or have received any refund or any other amount that is a Transferred Asset or is otherwise properly due and owing to the Buyers in accordance with the terms of this Agreement, the Sellers promptly shall remit, or shall cause to be remitted, such amount to the Buyers and (ii) if the Buyers or any of their Affiliates receive any refund or any other amount that is an Excluded Asset or is otherwise properly due and owing to the Sellers or any of their Affiliates in accordance with the terms of this Agreement, the Buyers promptly shall remit, or shall cause to be remitted, such amount to the Sellers.

          (b) After the Closing, payments shall be made with respect to any Pre-Closing Royalties or Post-Closing Royalties that may be payable under any Contract pursuant to which royalties are paid as follows:
          (i) if the aggregate payments received by the Buyers after the Closing under such Contract with respect to the Straddle Sales Period, as reflected on the applicable Royalty Statements, are less than the Post-Closing Royalties, then the Sellers shall pay to the Buyers within five Business Days after receipt of a Royalty Notice, an amount equal to such difference, in immediately available funds in United States dollars to an account designated by the Buyers to the Sellers;
          (ii) if the aggregate payments received by the Buyers after the Closing under such Contract with respect to the Straddle Sales Period, as reflected on the applicable Royalty Statements, are greater than the Post-Closing Royalties, then the Buyers shall pay to the Sellers within five Business Days after receipt of a Royalty Notice, an amount equal to such difference, in immediately available funds in United States dollars to an account designated by the Sellers to the Buyers; and
          (iii) if the aggregate payments received by the Buyers after the Closing under such Contract with respect to the Straddle Sales Period, as reflected on the applicable Royalty Statements, are equal to the Post-Closing Royalties, then neither the Sellers nor the Buyers shall be required under this Section 5.13(b) to pay any amounts to the other parties.
          (c) After the Closing, the Sellers shall within five Business Days after receipt of an Advance Notice with respect to any Contract, pay to the Buyers the aggregate amount of the Unearned Advance with respect to such Contract, in immediately available funds in United States dollars to an account designated by the Buyers to the Sellers.
     Section 5.14 Key Man Insurance. Prior to the Closing, the Buyers shall use their commercially reasonable efforts to obtain a 10-year level premium term “key man” life insurance policy covering Lagasse’s obligations under the Lagasse Employment Agreement (the “Key Man Policy”), which shall become effective as of the Closing Date; provided, however, that in no event shall the Buyers be required to pay an annual premium in excess of $100,000 in order to obtain such insurance.
     Section 5.15 Additional Indemnified and Insured Party. The Buyers shall have Lagasse named as an additional indemnified party and an additional insured party in any licensing agreements or arrangements relating to the Business Intellectual Property or any Lagasse Publicity Rights entered into by the Buyers after the Closing Date.
     Section 5.16 Transfers by Related Parties. On or prior to the Closing, the Sellers shall cause each of their Related Parties to transfer any interest in any Transferred Assets owned or held by such Related Party, including, but not limited to, the ownership interest of Homebase in the domain name “emerils.com,” to be transferred to the Sellers.
     Section 5.17 Public Announcements. Except as may be required by applicable Law or any listing agreement of MSLO, the Sellers and the Buyers shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior written consent of each of Lagasse and MSLO (which consent shall not be unreasonably withheld).
ARTICLE VI
TAX MATTERS
     All transfer, sales, documentary and other similar Taxes payable in connection with the transactions contemplated by this Agreement shall be paid by the Sellers. The Sellers shall prepare and file all Returns required to be filed in connection with such Taxes, and, to the extent necessary, the Buyers shall cooperate with the Sellers in connection with the preparation of any such Returns.
ARTICLE VII
CONDITIONS TO CLOSING
     Section 7.1 General Conditions. The respective obligations of the Buyers and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by a party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):
          (a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
          (b) Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated. All material consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained or filed.
     Section 7.2 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Sellers in their sole discretion:
          (a) The representations and warranties of the Buyers contained in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date. The Buyers shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing. The

Sellers shall have received a certificate from the Buyers to the effect set forth in the preceding sentences, signed by a duly authorized officer or member thereof.
          (b) The Sellers shall have received each of the closing deliverables required to be delivered by the Buyers pursuant to Section 2.7(d).
          (c) The Sellers shall have received a duly executed copy of an agreement among Food of Love, Lagasse, MSLO and William Morris pursuant to which William Morris will represent Lagasse in the fields and for the period set forth therein (the “New William Morris Agreement”).
     Section 7.3 Conditions to Obligations of the Buyers. The obligations of the Buyers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyers in their sole discretion:
          (a) The representations and warranties of each Seller contained in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date. Each Seller shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing. The Buyers shall have received a certificate from the Sellers to the effect set forth in the preceding sentences, signed by Lagasse.
          (b) The Buyers shall have received each of the closing deliverables required to be delivered by the Sellers pursuant to Section 2.7(c).
          (c) The Required Consents, in forms reasonably acceptable to the Buyers, shall have been obtained.
          (d) The Buyers shall have received the items set forth in Schedule 7.3(d) attached hereto.
          (e) The Buyers shall have received a duly executed copy of an agreement between Food of Love and the Television Food Network, G.P. (the “Food Network”), which shall provide for payments by the Food Network to the Relationship Period Business of at least $1,000,000, in the aggregate.
          (f) The Buyers shall have received, in form reasonably acceptable to the Buyers, evidence of the transfer of any Transferred Assets owned or held by any Related Party, including, but not limited to, the domain name “emerils.com,” to the Sellers.
          (g) (i) The Buyers shall have been able to obtain the Key Man Policy and (ii) Lagasse shall be living at the Closing.

ARTICLE VIII
INDEMNIFICATION
     Section 8.1 Survival of Representations, Warranties and Covenants. The representations and warranties of each Seller and each Buyer contained in this Agreement and the Ancillary Agreements and any certificate delivered pursuant hereto shall survive the Closing for a period of 36 months after the Closing Date; provided, that the representations and warranties contained in Sections 3.1, 3.2, 3.4, 3.11(d), 3.11(h), 3.12 (such representations and warranties collectively, the “Sellers Core Representations”), 4.1 and 4.2 (such representations and warranties collectively, the “Buyers Core Representations”) shall survive for the maximum period under the relevant statutes of limitations. The covenants and agreements of the Sellers and the Buyers contained in this Agreement and the Ancillary Agreements shall survive the Closing indefinitely.
     Section 8.2 Indemnification by the Sellers. The Sellers, jointly and severally, shall save, defend, indemnify and hold harmless the Buyers and their Affiliates, their respective then-current or former officers, directors, employees or agents and the successors and assigns of each of the foregoing (collectively, the “Buyer Indemnified Parties”, and each individually, a “Buyer Indemnified Party”) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), to the extent arising out of or resulting from:
          (a) any breach of any representation or warranty made by any Seller contained in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto (for purposes of determining the amount of any Losses (but not for determining if a breach of any representation or warranty has occurred) pursuant to this Section 8.2(a), all representations and warranties shall be read without any “material”, “materiality” and “material adverse effect” qualifications);
          (b) any breach of any covenant or agreement by the Sellers contained in this Agreement or any Ancillary Agreement that cannot be cured or has not been cured within 30 days following the date on which such breach arose or occurred; provided, that such 30-day period shall be extended for an additional 30 days if the Sellers were working diligently during the entire initial 30-day period to cure such breach and the breach is capable of being cured within such additional 30-day period;
          (c) any Excluded Liability; and
          (d) any failure to comply with Laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement.
Notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreement, to the extent that any Buyer Indemnified Party is indemnified by the Sellers for any Losses pursuant to any Ancillary Agreement, the Buyers shall not be entitled to indemnification from the Sellers for such Losses pursuant to this Section 8.2.

     Section 8.3 Indemnification by the Buyers. The Buyers, jointly and severally, shall save, defend, indemnify and hold harmless the Sellers and their Affiliates, their respective then-current or former officers, directors, employees or agents and the successors and assigns of each of the foregoing (collectively, the “Seller Indemnified Parties”, and each individually, a “Seller Indemnified Party”) from and against any and all Losses, to the extent arising out of or resulting from:
          (a) any breach of any representation or warranty made by the Buyers contained in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto (for purposes of determining the amount of any Losses (but not for determining if a breach of any representation or warranty has occurred) pursuant to this Section 8.3(a), all representations and warranties shall be read without any “material”, “materiality” and “material adverse effect” qualifications);
          (b) any breach of any covenant or agreement by the Buyers contained in this Agreement or any Ancillary Agreement that cannot be cured or has not been cured within 30 days following the date on which such breach arose or occurred; provided, that such 30-day period shall be extended for an additional 30 days if the Buyers were working diligently during the entire initial 30-day period to cure such breach and the breach is capable of being cured within such additional 30-day period; and
          (c) any Assumed Liability.
Notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreement, to the extent that any Seller Indemnified Party is indemnified by the Buyers for any Losses pursuant to any Ancillary Agreement, the Sellers shall not be entitled to indemnification from the Buyers for such Losses pursuant to this Section 8.3.
     Section 8.4 Procedures.
          (a) In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure.
          (b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party

Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided that if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim or enter into any judgment or settlement involving any relief other than the payment of money damages without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes any restrictions or other equitable remedies on the Indemnified Party or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be fully indemnified hereunder.
          (c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure.
     Section 8.5 Limitations on Indemnification.
          (a) No claim may be asserted against either party for breach of any representation, warranty or covenant contained herein, unless written notice of such claim is received by such party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 8.1, in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved.
          (b) Notwithstanding anything to the contrary contained in this Agreement:

          (i) (A) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a), as the case may be, unless and until the aggregate amount of Losses which may be recovered from the Indemnifying Party (without reference to this Section 8.5(b)(i)) equals or exceeds $450,000, in which case the Indemnifying Party shall be liable for the aggregate amount of such Losses in excess of $225,000; provided, however, that the amount of indemnifiable Losses which may be recovered by the Buyer Indemnified Parties for any breach of the Sellers Core Representations or by the Seller Indemnified Parties for any breach of the Buyers Core Representations shall not be subject to the limitations set forth in this Section 8.5(b)(i)(A); and (B) the maximum aggregate amount of indemnifiable Losses which may be recovered by the Buyer Indemnified Parties under Section 8.2(a) or by the Seller Indemnified Parties under Section 8.3(a) shall be an amount equal to the Escrow Amount; provided, however, that the maximum aggregate amount of indemnifiable Losses which may be recovered by the Buyer Indemnified Parties for any breach of the Sellers Core Representations or by the Seller Indemnified Parties for any breach of the Buyers Core Representations shall be an amount equal to the Purchase Price; and provided, further, that the aggregate amount of indemnifiable Losses which may be recovered by any party for fraud or fraudulent inducement by the other parties or as a result of the making of any representations or warranties by such other parties with an intent to mislead or defraud or with a reckless disregard for the accuracy thereof shall not be subject to any limitations. Except as otherwise set forth in this Section 8.5, there shall be no limitations on the maximum aggregate amount of indemnifiable Losses which may be recovered by the Buyer Indemnified Parties under Sections 8.2(b), (c) or (d) or by the Seller Indemnified Parties under Sections 8.3(b) or (c); and
          (ii) no party hereto shall have any liability under Sections 8.2 or 8.3 of this Agreement for any special or punitive damages solely to the extent such damages are asserted by the Sellers or the Buyers directly against one another and not in connection with any third-party claim.
          (c) For all purposes of this Article VIII, “Losses” shall be net of the actual dollar benefit paid to the Buyers or the Sellers, as applicable, pursuant to any insurance policies (or replacements thereof) of the Buyers or the Sellers, as applicable. The Buyers and the Sellers shall, or shall cause the applicable Indemnified Party to, use commercially reasonable efforts to seek full recovery under all insurance policies (or replacements thereof) of the Buyers or the Sellers, as applicable, covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. Notwithstanding anything to the contrary in the foregoing, to the extent that the policy limits of such insurance policies are exhausted at any time, and the Buyers or the Sellers, as applicable, become liable and are required to pay any amounts to any Person that would otherwise have been within the limits of such insurance policies had such party not been required under this Section 8.5(c) to seek recovery under such insurance policies instead of seeking indemnification from the other party, then the amount of such liability in excess of the policy limits of such insurance policies (up to a maximum amount equal to the indemnifiable Losses of the applicable Indemnified Party) shall not be deemed to have been “paid” to the Buyers or the Sellers, as applicable, for purposes of this Section 8.5(c), and such party may seek indemnification pursuant to Sections 8.2 or 8.3, as applicable, against the other party. The Buyers and the Sellers shall use their commercially reasonable efforts to cause the insurance companies issuing their respective insurance policies to waive any rights of subrogation with respect to the other parties, to the extent not prohibited by the terms of such policies.
          (d) The Buyers and the Sellers shall cooperate with each other with respect to resolving any claim, liability or Loss for which indemnification may be required hereunder, including by making, or causing the applicable Indemnified Party to make, all reasonable efforts to mitigate any such claim, liability or Loss. In the event that the Buyers or the Sellers shall fail to make such reasonable efforts, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any claim, liability or Loss that could reasonably be expected to have been avoided if such efforts had been made.
     Section 8.6 Escrow Fund.
          (a) The Buyers hereby agree that to the extent that the Escrow Fund remains available, it shall provide the first source of funds for the Buyer Indemnified Parties with respect to any indemnification claim asserted hereunder, and the Buyers shall exhaust funds in the Escrow Fund before seeking indemnification for such claims against the Sellers directly. Any release by the Escrow Agent of any amounts from the Escrow Fund to any Buyer Indemnified Party or to the Sellers shall be made in accordance with the terms of and procedures set forth in the Escrow Agreement.
          (b) The Buyers and the Sellers agree that if after September 30, 2009, any amounts remain in the Escrow Fund, the Escrow Agent shall pay such funds (less any amounts then subject to any claim by any Buyer Indemnified Party against the Sellers) to the Sellers promptly after such date.
ARTICLE IX
TERMINATION
     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written consent of the Buyers and the Sellers;
          (b) by the Sellers or the Buyers if the Closing shall not have occurred by September 30, 2008 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date; or
          (c) by the Sellers or the Buyers in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining, conditioning, restricting or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 5.11.

     The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.
     Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Sections 3.19 and 4.7 relating to broker’s fees and finder’s fees, Section 5.7 relating to confidentiality, Section 5.17 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.4 relating to notices, Section 10.5 relating to interpretation, Section 10.6 relating to entire agreement, Section 10.7 relating to third-party beneficiaries, Section 10.8 relating to governing law, Section 10.9 relating to submission to jurisdiction, Section 10.11 relating to enforcement, Section 10.13 relating to severability, Section 10.14 relating to waiver of jury trial, Section 10.18 relating to no presumption against the drafting party and this Section 9.2 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.
ARTICLE X
GENERAL PROVISIONS
     Section 10.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.
     Section 10.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein.
     Section 10.3 Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party if an individual or a duly authorized officer on behalf of such party if an entity.
     Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a)	if to the Sellers, to:

829 St. Charles Avenue New Orleans, LA 70130 Attention: Anthony Cruz Facsimile: (504) 558-3932

with a copy (which shall not constitute notice) to:

Lowe, Stein, Hoffman, Allweiss & Hauver L.L.P. One Shell Square 701 Poydras Street, Suite 3600 New Orleans, LA 70139 Attention: Mark Stein, Esq. Facsimile: (504) 581-2461

(b)	if to the Buyers, to:

c/o Martha Stewart Living Omnimedia, Inc. 11 W. 42nd Street, 25th Floor New York, New York 10036 Attention: General Counsel Facsimile: (212) 827-8188

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP 200 Park Avenue, 47th Floor New York, New York 10166 Attention: Barbara L. Becker, Esq. Facsimile: (212) 351-6202
     Section 10.5 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified.

     Section 10.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby or by any Ancillary Agreement unless and until this Agreement shall have been executed and delivered by each of the parties.
     Section 10.7 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Article VIII.
     Section 10.8 Governing Law. This Agreement and the Ancillary Agreements and all disputes or controversies arising out of or relating to this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby or thereby shall be governed by, and construed in accordance with, the internal Laws of the State of New York, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than the conflicts of laws principles set forth in Section 5-1401 of the New York General Obligations Law, which shall apply to this Agreement and the Ancillary Agreements).
     Section 10.9 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any Ancillary Agreement brought by any party or its or his successors or assigns shall be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if no such court has subject matter jurisdiction, in any appropriate New York State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself or himself and with respect to its or his property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement or any Ancillary Agreement and the transactions contemplated hereby or thereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, (a) any claim that it or he is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or he or its or his property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, any Ancillary Agreement or the subject matter hereof or thereof, may not be enforced in or by such courts.
     Section 10.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyers may assign this Agreement to any Affiliate of the Buyers or any purchaser of all or substantially all of the Relationship Period Business without the prior consent of the Sellers; and provided, further, that no assignment pursuant to the foregoing proviso shall limit the assignors’ payment obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     Section 10.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any Ancillary Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof and thereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement or any Ancillary Agreement in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if no such court has subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to requesting or obtaining equitable relief.
     Section 10.12 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.
     Section 10.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement or any Ancillary Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement or any Ancillary Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement or such Ancillary Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
     Section 10.14 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT AND ANY ANCILLARY AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR

COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     Section 10.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     Section 10.16 Facsimile Signature. This Agreement may be executed by facsimile signature or by electronic mail and such signature shall constitute an original for all purposes.
     Section 10.17 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
     Section 10.18 No Presumption Against Drafting Party. Each of the Buyers and the Sellers acknowledges that each party to this Agreement and any Ancillary Agreements has been represented by counsel in connection with this Agreement, such Ancillary Agreements and the transactions contemplated by this Agreement and such Ancillary Agreements. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement or any Ancillary Agreement against the drafting party has no application and is expressly waived.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

EMERIL’S FOOD OF LOVE PRODUCTIONS, L.L.C.
By:	/s/ Emeril J. Lagasse, III
	Name:	Emeril J. Lagasse, III
	Title:	Member

EMERIL’S.COM, LLC
By:	/s/ Emeril J. Lagasse, III
	Name:	Emeril J. Lagasse, III
	Title:	Member

EMERIL J. LAGASSE, III
/s/ Emeril J. Lagasse, III

MSLO SHARED IP SUB LLC
By:	/s/ Susan Lyne
	Name:	Susan Lyne
	Title:	President

MARTHA STEWART LIVING OMNIMEDIA, INC.
By:	/s/ Susan Lyne
	Name:	Susan Lyne
	Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]